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                                                                    Exhibit 10.4

                   SERIES B PREFERRED STOCK EXCHANGE AGREEMENT

     This SERIES B PREFERRED STOCK EXCHANGE AGREEMENT dated as of July 28, 2003 (this "Agreement") is between CHEVRON U.S.A. INC., a Pennsylvania corporation ("CUSA"), and DYNEGY INC., an Illinois corporation ("Dynegy").

     A. This Agreement is made with reference to the following agreements and instruments:

          (i) the Series B Preferred Stock Subscription Agreement dated November 9, 2001 (the "Series B Preferred Stock Subscription Agreement") between ChevronTexaco Corporation, a Delaware corporation ("CVX"), and Dynegy, pursuant to which there was issued and sold to CVX 150,000 shares of Dynegy's Series B Mandatorily Convertible Redeemable Preferred Stock (liquidation value $10,000 per share) (the "Series B Preferred Stock");

          (ii) the Statement of Resolution Establishing Series of Series B Mandatorily Convertible Redeemable Preferred Stock of Dynegy Inc. (the "Series B Statement") adopted by the then board of directors of Dynegy on November 7, 2001;

          (iii) the Shareholder Agreement dated as of June 14, 1999 (the "Shareholder Agreement") among Dynegy (under its then name "Energy Convergence Holding Company"), Illinova Corporation, an Illinois corporation ("Illinova"), Dynegy Holdings, Inc., a Delaware corporation (under its then name "Dynegy, Inc.") ("DHI") and CUSA;

          (iv) the Registration Rights Agreement dated as of June 14, 1999 between Dynegy (under its then name "Energy Convergence Holding Company") and CUSA, as amended by the First Amendment to Registration Rights Agreement dated as of November 9, 2001 (collectively, the "1999 Registration Rights Agreement"); and

          (v) the Merger Agreement (as defined in the Series B Statement).

Capitalized terms used in these Recitals without definition shall have the respective meanings specified in Article I hereof.

     B. Dynegy does not currently expect to be able to redeem the Series B Preferred Stock for $1.5 billion in cash on November 13, 2003. If the Series B Preferred Stock is not redeemed on such date in accordance with the Series B Statement, a holder of the Series B Preferred may pursue such remedies as may be available to it under applicable law.

     C. Dynegy and CUSA have discussed an exchange by CUSA of the Series B Preferred Stock for the following: (a) a cash payment of $225 million, (b) $225 million principal amount of Dynegy's Junior Unsecured Subordinated Notes due 2016, and (c) 8 million shares of Series C Preferred Stock (liquidation value $50 per share), in each case, as more fully provided herein (collectively, the "Series B Exchange"). Dynegy intends to consummate a financing (the

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"Financing") in which Dynegy or one or more of its Subsidiaries will issue securities (other than the securities being issued pursuant to the Series B Exchange) in one or more public or private sales resulting in gross proceeds to the issuers of not less than $1.5 billion, with a portion of the proceeds to be used to repay existing debt, for other corporate purposes and, if the Series B Exchange shall occur, to make the Cash Payment.

     D. This Agreement is being entered into in connection with the Series B Exchange. In order to effectuate the Series B Exchange, the parties have agreed to make certain modifications to the Shareholder Agreement, and to adopt certain other agreements referenced herein.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "1934 Act Filings" means periodic reports on Forms 10-K and 10-Q, and current reports on Form 8-K filed by Dynegy or DHI with the SEC under the 1934 Act, in each case filed on and after January 8, 2003 through the Exchange Date.

     "1999 Registration Rights Agreement" is defined in Recital A(iv).

     "2003 Credit Agreement" means DHI's Credit Agreement dated as of April 1, 2003, with Dynegy as the parent guarantor thereunder and the other parties thereto, as amended by the First Amendment dated as of May 15, 2003, the Second Amendment dated as of June 27, 2003 and the Third Amendment.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

     "Agreement" is defined in the preamble.

     "CA Participants" is defined in Section 6.5(a).

     "Cash Payment" means immediately available funds in the amount of US $225 million.

     "Class A Common Stock" means the Class A Common Stock, no par value, of Dynegy.

     "Class B Common Stock" means the Class B Common Stock, no par value, of Dynegy.

     "Class B Directors" has the meaning specified in the Dynegy Articles of Incorporation and the Dynegy Bylaws.

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     "Closing" is defined in Section 3.1(a).

     "Commercial Addendum" shall mean Exhibit A hereto.

     "Common Stock" means the Class A Common Stock and the Class B Common Stock.

     "Common Stock Registration Rights Agreement" means the 1999 Registration Rights Agreement, as amended and restated as provided in Exhibit H hereto.

     "Conversion Shares" means those shares of Class A Common Stock or the Class B Common Stock into which the Series C Preferred Stock are convertible subject to adjustment as provided in the Series C Statement.

     "CUSA" is defined in the preamble.

     "CVX" is defined in Recital A(i).

     "DHI" is defined in Recital A(iii).

     "Dynegy" is defined in the preamble.

     "Dynegy Articles of Incorporation" means the Amended and Restated Articles of Incorporation of Dynegy Inc. adopted by the shareholders of Dynegy at a meeting of shareholders held for such purpose, among others, on May 18, 2001, as accepted for filing by the Secretary of State of the State of Illinois on July 3, 2001.

     "Dynegy Board" means the Board of Directors of Dynegy acting in accordance with the Dynegy Articles of Incorporation and the Dynegy Bylaws.

     "Dynegy Bylaws" means the Amended and Restated Bylaws of Dynegy Inc., as amended September 19, 2002 by Resolution 2002-41 of Dynegy's then board of directors.

     "Dynegy Shareholder Approval" means action taken by the shareholders of Dynegy to approve issuance of the Conversion Shares as required by (i) Dynegy's listing agreement with The New York Stock Exchange Inc. and the rules and regulations of such exchange and (ii) any other applicable laws and regulations listed on Schedule I hereto in connection therewith.

     "Exchange Consideration" means, collectively, the Cash Payment, the Series C Preferred Stock and the Exchange Notes.

     "Exchange Date" means the date on which the Closing occurs.

     "Exchange Indenture" means the Indenture to be dated the Exchange Date between Dynegy, issuer, and the institution to be named as trustee thereunder (to be selected by CUSA and reasonably satisfactory to Dynegy), in the form of Exhibit B to this Agreement.

     "Exchange Notes" means $225 million of Dynegy's Junior Unsecured Subordinated Notes due 2016 issued under, and to be outstanding pursuant to, the Exchange Indenture.

                                      -3-

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     "Exchange Notes Registration Rights Agreement" means the Registration
Rights Agreement (Exchange Notes) to be dated the Exchange Date between CUSA and Dynegy, in the form of Exhibit F hereto.

     "Exchange Securities" means the Exchange Notes and the Series C Preferred Stock

     "Financing" is defined in Recital C.

     "GAAP" means generally accepted accounting principles in the United States from time to time.

     "Governmental Authority" means any governmental or regulatory authority or agency, court or similar entity.

     "Illinova" is defined in Recital A(iii).

     "Implementation Documents" means the definitive documentation implementing the Commercial Addendum as referenced in Sections 3.2(j) and 3.3(f).

     "Indemnity Undertaking" means the Indemnity Agreement to be dated the Exchange Date by Dynegy and DHI in favor of CUSA and its Affiliates, in the form of Exhibit E hereto.

     "Merger Agreement" is defined in the Series B Statement.

     "Mergers" is defined in the Series B Statement.

     "New Money Offering Material" means, (i) with respect to DHI's proposed offering of its second priority senior secured notes, (A) the preliminary confidential offering circular dated July 25, 2003, (B) the definitive offering circular with respect to such DHI offering and (C) all supplements (if any) to the foregoing, in each case in connection with the offering of such securities as part of the Proposed Recapitalization, and (ii) with respect to Dynegy's proposed offering of its convertible subordinated debentures due 2023, (A) the preliminary confidential offering circular dated July 25, 2003, (B) the definitive offering circular with respect to such Dynegy offering and (C) all supplements (if any) to the foregoing, in each case in connection with the offering of such securities as part of the Proposed Recapitalization.

     "New Shareholder Agreement" means the Shareholder Agreement, as modified and amended and restated as provided in Exhibit D hereto.

     "Offer to Purchase" means the Offer to Purchase and Solicitation of Consents dated July 14, 2003 made by DHI with respect to its senior notes scheduled to mature in 2005 and 2006, as such offer and solicitation may be amended or modified from time to time.

     "Opinions" is defined in Section 3.3(d).

     "Person" means a natural person, a limited liability company, a partnership, a trust or any other entity or organization, including a Governmental Authority.

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     "Prepayment Adjustment Schedule" is defined in Section 6.5(b).

     "Prepayment Settlement Amount" has the meaning specified in Section 6.5(b).

     "Pricing Meeting" means the meeting of the Dynegy Board, or a committee thereof, at which will occur, among other actions, approval of the final terms relative to the second-priority senior secured notes to be issued as part of the Financing.

     "Pro Forma Date" is defined in Section 6.5(b).

     "Proposed Recapitalization" means the following associated transactions:
(i) consummation of the related transactions contemplated by the Third Amendment, (ii) the Financing, (iii) the Offer to Purchase and (iv) the other transactions, financings and refinancings to occur in connection therewith (other than the Series B Exchange), in each case as authorized by the Dynegy Board.

     "Qualified Capital Stock" is defined in the Series C Statement.

     "Restriction Expiration Date" has the meaning specified in Section 7.1.

     "Schedule I Actions" mean filings with Governmental Authorities and other Persons, and necessary authorizations, consents and approvals from such authorities or Persons (including, but without limitation, the Third Amendment), in each case identified on Schedule I hereto.

     "Scope of Business Agreement" means the Scope of Business Agreement dated as of May 22, 1996 between DHI (under its then name "Midstream Combination Corp.") and CVX (under its then name "Chevron Corporation").

     "SEC" means the United States Securities and Exchange Commission.

     "Series B Certificate" means certificate number 2 dated May 1, 2002 evidencing the 150,000 shares of Series B Preferred Stock.

     "Series B Exchange" has the meaning specified in Recital C.

     "Series B Preferred Stock" is defined in Recital A(i).

     "Series B Preferred Stock Subscription Agreement" is defined in Recital
A(i).

     "Series B Statement" means the Series B Statement referenced in Recital A(ii).

     "Series C Preferred Stock" means eight (8) million shares of Dynegy's Series C Convertible Preferred Stock (liquidation value $50 per share).

     "Series C Preferred Stock Registration Rights Agreement" means the Registration Rights Agreement (Series C Preferred Stock) to be dated the Exchange Date between CUSA and Dynegy, in the form of Exhibit G hereto.

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     "Series C Statement" means the Statement of Resolution Establishing Series
C Convertible Preferred Stock of Dynegy Inc., in the form of Exhibit C to this Agreement, to be adopted by the Board of Directors of Dynegy to establish the terms of the Series C Preferred Stock.

     "Shareholder Agreement" is defined in Recital A(iii).

     "Solvency Letter" is defined in Section 3.3(e).

     "Third Amendment" means the Third Amendment to the Loan Documents dated as of July 15, 2003 (among other things, amending the 2003 Credit Agreement) between DHI, borrower, Dynegy, parent guarantor, and the administrative agents named therein, among others.

     "Transaction Documents" means, collectively, this Agreement (including the Commercial Addendum), the Exchange Notes, the Exchange Indenture, the Series C Preferred Stock, the Series C Statement, the New Shareholder Agreement, the Common Stock Registration Rights Agreement, the Exchange Note Registration Rights Agreement, the Series C Preferred Stock Registration Rights Agreement, the Indemnity Undertaking and each of the Implementation Documents.

     "Transferred Claims" is defined in Section 8.11(a)

                                   ARTICLE II

                                    EXHIBITS

     The Transaction Documents (other than this Agreement) shall be in the form of the specified exhibit hereto.

Transaction Document                                        Exhibit
--------------------                                        -------
Commercial Addendum                                            A
Exchange Indenture (form of Exchange Notes included)           B
Series C Statement                                             C
Amended and Restated Shareholder Agreement                     D
Indemnity Undertaking                                          E
Exchange Notes Registration Rights Agreement                   F
Series C Preferred Stock Registration Rights Agreement         G
Common Stock Registration Rights Agreement                     H

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                                   ARTICLE III

          SERIES B EXCHANGE; CONDITIONS; TERMINATION; INTERIM EXCHANGE

     3.1 Series B Exchange; Exchange Date. On and subject to the terms of this Agreement, CUSA and Dynegy agree to effect the Series B Exchange as follows:

          (a) Dynegy shall give CUSA, at the address for notices specified in
     Section 8.6, written notice no later than three business days prior to the date on which it expects to be able to effect the Series B Exchange. The closing of the Series B Exchange (the "Closing") shall take place simultaneously with the closing of the portions of the Proposed Recapitalization which, when consummated, will enable Dynegy to make the Cash Payment and issue the Exchange Securities without being in default under the 2003 Credit Agreement.

          (b) The Closing shall occur at such place in New York City and at such time as the parties shall mutually agree.

          (c) At the Closing, (i) CUSA shall deliver the Series B Certificate duly endorsed in blank to, or upon the order of, Dynegy and (ii) Dynegy shall (A) deliver the Cash Payment to CUSA in immediately available funds to a bank account to be designated in writing by CUSA not later than two business days prior to the Exchange Date and (B) deliver to CUSA (I) the stock certificates representing the Series C Preferred Stock duly registered in the name of CUSA and (II) the Exchange Notes duly registered in the name of CUSA and duly authenticated by the trustee/authenticating agent under the Exchange Indenture.

     3.2 Conditions to Obligation of CUSA. The obligation of CUSA to consummate the transactions contemplated hereby and to perform its obligations hereunder in connection with the Series B Exchange is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Article IV hereof shall be true and correct as of the date hereof, and shall be true and correct as of the Exchange Date (unless stated to relate to a specific date, in which case such representations and warranties shall be true and correct as to such specific date) in all material respects; and CUSA shall have received a certificate from a duly authorized officer of Dynegy as to the satisfaction of this condition;

          (b) Dynegy shall have performed and complied with all of its covenants hereunder in all material respects prior to the Series B Exchange; CUSA shall have received a certificate from a duly authorized officer of Dynegy as to the satisfaction of this condition;

          (c) Dynegy shall be prepared to make the Cash Payment and deliver the Exchange Securities upon receipt of the Series B Certificate;

          (d) CUSA shall have received a certificate from the secretary of Dynegy, certifying that the Dynegy Articles of Incorporation and Dynegy Bylaws have not been

                                      -7-

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     amended, since the date hereof (other than pursuant to the Series C
     Statement); and such certificate shall also contain customary certifications as to attached copies of the Dynegy Articles of Incorporation, the Dynegy Bylaws, the incumbency of Dynegy officers signing or attesting any Transaction Documents and Dynegy Board resolutions with respect to the Series B Exchange and Proposed Recapitalization;

          (e) not later than two (2) business days prior to the Exchange Date, Dynegy shall have filed the Series C Statement with the Secretary of State of the State of Illinois and shall have furnished proof of acceptance of such filing reasonably satisfactory to CUSA not later than the Exchange Date;

          (f) the New Shareholder Agreement and the Common Stock Registration Rights Agreement shall have each been executed and delivered by Dynegy in the form of Exhibits D and H hereto and such instruments, in such forms, shall (assuming due execution by the other party thereto) be in full force and effect;

          (g) the Exchange Notes Registration Rights Agreement, the Exchange Indenture, the Series C Preferred Stock Registration Rights Agreement and the Indemnity Undertaking shall have each been executed and delivered by Dynegy (and DHI, in the case of the Indemnity Undertaking) in the form of Exhibits F, B, G and E hereto and such instruments, in such forms, shall (assuming due execution and delivery by CUSA) be in full force and effect;

          (h) CUSA shall have received a copy of the Solvency Letter and it shall be in customary form;

          (i) CUSA shall have received true and correct copies of term sheets and material definitive documentation (including, but without limitation, the Third Amendment) implementing the portions of the Proposed Recapitalization that are to be consummated prior to, or in connection with, the Series B Exchange;

          (j) with respect to the modifications to certain commercial arrangements contemplated by the Commercial Addendum, definitive documentation reasonably acceptable to CUSA implementing such modifications shall have been executed and delivered by the Dynegy Affiliates to be party thereto;

          (k) CUSA shall have received customary opinions of counsel to Dynegy with respect to legal matters relating to the Exchange Securities in form and substance reasonably satisfactory to CUSA;

          (l) CUSA shall have received certifications addressed to it from Dynegy with respect to Dynegy's Annual Report on Form 10-K/A (Amendment No.
     1) for the year ended December 31, 2002 (as filed on July 25, 2003 and its Quarterly Report(s) on Form 10-Q for the Quarter ended March 31, 2003 and June 30, 2003 (if filed with the SEC on or prior to the Exchange Date), in each case in the same form as the certifications set forth in Exhibits 99.1 and 99.2 to such 10-K/A, Exhibits 99.1 and 99.2 to such 10-Q(s) and the section 302 certifications which are part of such 10-Q(s), as the case may be;

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          (m) the Schedule I Actions identified as Items 2.A and 2.B in Schedule
     I shall have been obtained and shall be in full force and effect; and CUSA shall have received copies of each such Schedule I Action;

          (n) transactions with respect to the Proposed Recapitalization shall have been consummated or shall be consummated simultaneously with the Series B Exchange; and

          (o) as of the Closing, CUSA shall be satisfied that the Series B Exchange meets the requirements of Illinois law and all other necessary legal requirements, in any case the failure of which could reasonably result in liability for CUSA or any of its Affiliates or deprive CUSA of any substantial benefit of this Agreement.

CUSA may waive any condition specified in this Section 3.2 only if it executes a writing expressly so stating at or prior to the Series B Exchange. A waiver by Dynegy of the condition specified in Section 3.3(e) shall not be deemed to be a waiver by CUSA of the condition specified in Section 3.2(h).

     3.3 Conditions to Obligation of Dynegy. The obligation of Dynegy to consummate the transactions contemplated hereby and to perform its obligations hereunder in connection with the Series B Exchange is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Article V hereof shall be true and correct as of the date hereof, and shall be true and correct as of the Exchange Date (unless stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such specific date) in all material respects; and Dynegy shall have received a certificate from a duly authorized signatory for CUSA as to the satisfaction of this condition;

          (b) CUSA shall have performed and complied with all of its covenants hereunder in all material respects prior to the Series B Exchange; and Dynegy shall have received a certificate from a duly authorized officer of CUSA as to the satisfaction of this condition;

          (c) CUSA is prepared to deliver the Series B Certificate against receipt of the Exchange Consideration;

          (d) the Dynegy Board shall have received written opinions from Credit Suisse First Boston LLC concerning valuation matters and from Greenhill & Co., LLC concerning the fairness of the Exchange Consideration from a financial point of view to Dynegy, in each case in form and substance acceptable to the Dynegy Board (collectively, the Opinions");

          (e) Dynegy shall have received a written solvency opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., in form and substance acceptable to the Dynegy Board (the "Solvency Letter");

          (f) with respect to the modifications to certain commercial arrangements contemplated by the Commercial Addendum, definitive documentation reasonably acceptable to Dynegy implementing such modifications shall have been executed and delivered by the CUSA Affiliates to be party thereto;

          (g) Dynegy shall have received immediately available funds in an amount equal to any Prepayment Settlement Amount due on the date of Closing;

          (h) the Third Amendment shall remain in full force and effect and all conditions specified therein as a condition to the Series B Exchange or to the other portions of the Proposed Recapitalization to occur at or prior to the Series B Exchange shall have been satisfied, shall be satisfied on the Exchange Date or shall have been duly waived;

          (i) all Schedule I Actions shall have been taken or obtained and shall be in full force and effect;

          (j) the transactions with respect to the Proposed Recapitalization shall have been consummated or shall be consummated simultaneously with the Series B Exchange;

          (k) the New Shareholder Agreement and the Common Stock Registration Rights Agreement shall each have been executed and delivered by CUSA in the form of Exhibits D and H hereto and such instruments, in such forms, shall (assuming due execution and delivery by Dynegy) be in full force and effect;

          (l) the Exchange Notes Registration Rights Agreement, the Series C Preferred Stock Registration Rights Agreement and the Indemnity Undertaking shall have been executed and delivered by CUSA in the form of Exhibits F, B, G and E hereto and such instruments, in such forms, shall (assuming due execution and delivery by Dynegy) be in full force and effect; and

          (m) the Dynegy Board shall have made a good faith determination (and such determination shall not have been changed or altered prior to Closing) that the Series B Exchange is entirely fair to Dynegy (including holders of the Class A Common Stock) and otherwise meets the requirements of Illinois law or other law applicable to transactions like the Series B Exchange.

Dynegy may waive any condition specified in this Section 3.3 only if it executes a writing expressly so stating delivered to CUSA at or prior to the Series B Exchange.

     3.4 Termination. This Agreement may be terminated and the Series B Exchange abandoned at any time prior to consummation of the Series B Exchange, (i) by written mutual consent of the parties, or (ii) by either party if the Closing shall not have occurred on or prior to October 10, 2003. In the event of termination of this Agreement and the abandonment of the Series B Exchange pursuant to this Section 3.4, this Agreement shall become null and void and of no effect with no liability on the part of any parties hereto; provided, however, that no such termination and abandonment shall relieve any party hereto of any liability for damages resulting from any breach of this Agreement.

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     3.5 Notification. Each party shall promptly apprise the other party of any facts or circumstances which could reasonably be expected to result in any closing condition contained in Section 3.2 or 3.3 not being satisfied (without regard to a permissible waiver of the affected condition) at or prior to Closing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF DYNEGY

     Dynegy represents and warrants to CUSA as follows:

     4.1 Organization of Dynegy. Dynegy is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

     4.2 Due Authorization, etc. Except in respect of the Schedule I Actions, the execution, delivery, and performance by Dynegy of this Agreement (including, but without limitation, the Series B Exchange) and, as of the Closing, each of the other Transaction Documents to which Dynegy is to be party:

          (a) has been duly authorized by all necessary internal action and does not require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to any Person;

          (b) does not conflict with or result in any material violation of or the material breach of or constitute a material default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any order or judgment of any Governmental Authority or any law or regulation, or any note, lease, mortgage, license, agreement or other instrument or obligation to which Dynegy is a party or by which it or its properties or assets may be bound; and

          (c) does not conflict with or result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of Dynegy's organizational documents.

     4.3  Board Approval; Due Execution.

          (a) At a meeting held on July 23, 2003, the Dynegy Board approved this Agreement and the forms of each other Transaction Document as attached hereto as exhibits (except that the form of the Series C Statement is to be the subject of a further approval at the Pricing Meeting).

          (b) This Agreement, and (as of the Closing) each of the other Transaction Documents, has been duly executed and delivered by a duly authorized officer of Dynegy.

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     4.4 Legal, Valid and Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of Dynegy, enforceable against Dynegy in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and by general principles of equity.

     4.5 No Litigation. There is no pending or, to the knowledge of Dynegy, threatened action or proceeding before any court or other governmental entity, or arbitrator by or against, or involving Dynegy or its Affiliates, which questions or challenges the validity or enforceability of this Agreement or any action taken or to be taken by Dynegy pursuant to this Agreement or in connection with the transactions contemplated hereby.

     4.6 Brokers' Fee. Dynegy does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which CUSA or any Affiliate thereof could become liable.

     4.7 Organizational Documents. True and correct copies of the Dynegy Articles of Incorporation and Dynegy Bylaws have heretofore been delivered by Dynegy to CUSA.

     4.8 Capitalization. The authorized capital stock of Dynegy consists of 900,000,000 shares of Class A Common Stock, 360,000,000 shares of Class B Common Stock and 70,000,000 shares of preferred stock, no par value, of which 150,000 shares are designated as Series B Preferred Stock. As of May 2, 2003, (i) 275,763,865 shares of Class A Common Stock were issued and outstanding, (ii) 96,891,014 shares of Class B Common Stock were issued and outstanding, and (iii) no shares of Preferred Stock (other than the Series B Preferred Stock) were issued and outstanding. All such issued and outstanding shares are duly authorized validly issued, fully paid, nonassessable, and free of statutory or other preemptive rights. Except as described in this Agreement or in the 1934 Act Filings, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Dynegy to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

     4.9  Exchange Notes; Exchange Indenture; Series C Preferred Stock.

          (a) The Exchange Notes to be issued by Dynegy to CUSA hereunder and under the Exchange Indenture have been duly and validly authorized and, when issued, delivered and authenticated as provided herein and in the Exchange Indenture, will be validly issued and will constitute Dynegy's legal, valid and binding obligations.

          (b) The Exchange Indenture has been duly authorized, and when executed and delivered will constitute a legal, valid and binding instrument enforceable against Dynegy in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

          (c) The Series C Preferred Stock to be issued by Dynegy to CUSA hereunder has been (subject to filing of the Series C Statement with the Secretary of State of the State of Illinois) duly and validly authorized and, when issued and delivered as provided herein, will be duly and validly issued and fully paid and nonassessable and free of restrictions on transfer other than as provided in a Transaction Document or by applicable law and will not be subject to preemptive rights (whether statutory or otherwise) or similar rights and, upon (i) conversion of the Series C Preferred Stock and (ii) the Dynegy Shareholder Approval having been obtained, the Conversion Shares will be duly and validly authorized and upon conversion will be duly and validly issued and fully paid and nonassessable and free of restrictions on transfer other than as provided in a Transaction Document or by applicable law and will not be subject to preemptive rights (whether statutory or otherwise) or similar rights.

     4.10 Offer to Purchase Material. The Offer to Purchase material (as amended or supplemented, if amended or supplemented), including the 1934 Act Filings identified therein and other information incorporated therein by reference, complies with or will comply in all material respects with the applicable provisions of the 1934 Act, and the Offer to Purchase material does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Dynegy and DHI and its subsidiaries included in such Offer to Purchase material (including financial statements incorporated therein by reference) (i) were prepared in accordance with GAAP in effect on the date such statements were prepared and (ii) fairly present in all material respects the consolidated financial condition of Dynegy or DHI and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP in effect on the date such statements were prepared.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF CUSA

     CUSA represents and warrants to Dynegy as follows:

     5.1 Organization of CUSA. CUSA is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

     5.2 Due Authorization, etc. The execution, delivery, and performance by CUSA of this Agreement and, as of the Closing, each of the other Transaction Documents to which CUSA is to be party:

          (a) has been duly authorized by all necessary internal action and does not require any consent, waiver, approval, order, authorization or permit of or registration, filing with or notification to any Person; and

          (b) does not conflict with or result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, CUSA's organizational documents, any order or judgment of any Governmental Authority or any law or regulation applicable to CUSA.

     5.3 Due Execution. This Agreement, and (as of the Closing) each of the other Transaction Documents to which CUSA is to be a party, has been duly executed and delivered by a duly authorized officer of CUSA.

     5.4 Legal, Valid And Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of CUSA, enforceable against CUSA in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and by general principles of equity.

     5.5 No Litigation. There is no pending or, to the knowledge of CUSA, threatened action or proceeding before any court or other governmental entity, or arbitrator by or against, or involving CUSA or its Affiliates, which questions or challenges the validity or enforceability of this Agreement or any action taken or to be taken by CUSA pursuant to this Agreement or in connection with the transactions contemplated hereby.

     5.6 Brokers' Fees. CUSA does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which Dynegy or any of its Affiliates could become liable.

     5.7 Securities Laws. CUSA:

          (a) has been furnished with such information about Dynegy and the Exchange Securities as it has requested and, with such information as necessary to comply with any and all applicable securities laws;

          (b) has made its own independent inquiry and investigation into, and based thereon, has formed an independent judgment concerning Dynegy and the Exchange Securities;

          (c) has adequate means of providing for its current needs and possible contingencies and is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in Dynegy in the event such loss should occur;

          (d) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Dynegy;

          (e) is an "accredited investor" within the meaning of Regulation D of the Securities Act of 1933, as currently in effect;

          (f) is not an underwriter or dealer; and

          (g) is acquiring the Exchange Securities for its own account and without a view to distribution.

     5.8 Title to Shares. CUSA is the record and beneficial owner of 150,000 shares of the Series B Preferred Stock. CUSA has full right, power and authority to transfer and deliver to Dynegy record ownership of such shares of Series B Preferred Stock. Except pursuant to this Agreement, CUSA has not, directly or indirectly, granted any option, warrant or other right to any Person to acquire any shares of Series B Preferred Stock, and there are no liens, pledges, encumbrances or claims of others to such shares.

                                   ARTICLE VI

                            COVENANTS; OTHER MATTERS

     6.1 Dynegy Shareholder Approval. Within twelve (12) months of the Exchange Date, Dynegy will take, in accordance with applicable law and rules and regulations, the Dynegy Articles of Incorporation and the Dynegy Bylaws all necessary action for there to be duly placed before Dynegy's shareholders a resolution seeking the Dynegy Shareholder Approval. The Dynegy Board shall (i) subject to the fulfillment of its fiduciary duties, recommend that the Dynegy Shareholder Approval be given and, (ii) at the sole cost of Dynegy, take all reasonable lawful action to solicit such approval. CUSA shall, and shall cause each of its Affiliates to, vote all of its respective shares of Dynegy voting capital stock in favor of a resolution presented to shareholders of Dynegy seeking the Dynegy Shareholder Approval.

     6.2 Scope of Business Agreement. The parties acknowledge and agree that the Scope of Business Agreement has heretofore terminated and that, therefore, the provisions of Article 7, Paragraph 2, of Dynegy's Articles of Incorporation are no longer of any force or effect (and Dynegy's Articles of Incorporation may be amended, restated or supplemented to remove such provisions therefrom).

     6.3 Publicity. The parties shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the Series B Exchange and prior to making any filings with any third party and/or any Governmental Authority with respect to this Agreement, the Series B Exchange or the Proposed Recapitalization (or any portion thereof).

     6.4 Provision of Materials. Dynegy shall promptly provide CUSA with copies of all significant memoranda delivered to banks or other creditors and other significant offering material prepared and made available to creditors or investors by, or with the consent of, Dynegy or any of its Affiliates in connection with the Series B Exchange or any aspect of the Proposed Recapitalization (including, but without limitation, the New Money Offering Material).

     6.5 Adjustment to Prepayment Amounts. (a) Dynegy shall apprise CUSA of the scheduled date of the Pricing Meeting as promptly as practicable upon such date becoming determined. The parties shall keep the direct participants in implementation of the Commercial Addendum (the "CA Participants") informed of the schedule for the Pricing Meeting and Closing.

     (b) Dynegy shall provide written notice as to the expected Exchange Date (assuming, among other things, the Pricing Meeting occurs) (the "Pro Forma Date"). The CA Participants shall thereafter promptly meet to discuss and finalize a schedule (the "Prepayment Adjustment Schedule") specifying the amount (if any) of the product pre-payments that will be returnable to Dynegy and its Affiliates assuming that (i) the Exchange Date will coincide with the Pro Forma Date, (ii) the Series B Exchange occurs and (iii) the conditions specified in Sections 3.2(j) and 3.3(f) have been satisfied and not been waived. On the day immediately preceding the date of the Closing, the CA Participants will adjust the Prepayment Adjustment Schedule and reach agreement (taking into account the Commercial Addendum and the Implementation Documents) on the amount (if any) of any product prepayments returnable to Dynegy and its Affiliates on the date of the Closing (the "Prepayment Settlement Amount").

     (c) The parties shall undertake the actions specified in this Section 6.5 in good faith and with a view to maximizing the amount of the Prepayment Settlement Amount available to Dynegy upon consummation of the Series B Exchange (subject, in all events, to the Commercial Addendum and the Implementation Documents).

     6.6 Certain Tax Matters. For 2003 and each subsequent year which CUSA or its Affiliates continues to own Series C Preferred Stock of Dynegy, Dynegy shall prepare and provide CUSA (at Dynegy's sole expense) an analysis of year-end current and accumulated earnings and profits for Federal income tax purposes. Such an analysis based on estimates shall be provided to CUSA by June 1 of the year following the close of the taxable year. Dynegy will then provide a reconciliation of the estimate to a revised calculation based on the taxable income as filed within 60 days following the filing of the Dynegy Federal income tax return. CUSA shall have the right to review the earnings and profits calculations, including tax returns and other supporting documents. Dynegy shall provide CUSA access to such documents upon reasonable notice. Dynegy shall have no liability for tax return positions taken by the consolidated group of which CUSA is part to the extent that such position is based on analyses, summaries, estimates and other information provided by Dynegy pursuant to this Section 6.6 which have been prepared in good faith and with reasonable care.

     6.7 New Money Offering Material. As of the Exchange Date, none of the New Money Offering Material (including information incorporated therein by reference) will contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Dynegy or DHI and its subsidiaries to be included in the New Money Offering Material (including financial statements incorporated therein by reference) will (i) be prepared in accordance with GAAP in effect on the date such statements were prepared and
(ii) fairly present in all material respects the consolidated financial condition of Dynegy or DHI and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP in effect on the date such statements were prepared.

     6.8 Provision of Certain Material. Copies of the 1934 Act Filings have been and will be provided to CUSA with the intent and expectation that CUSA will rely thereon in agreeing to participate in the Series B Exchange and in making its representation and warranty in Sections 5.7(a).

     6.9 HSR Act Compliance. Not later than thirty (30) days prior to the Series C Preferred Stock first becoming convertible as provided in Section 5(l) of the Series C Statement, either (i) the parties shall have made any filings necessary in order to comply with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with a conversion of the Series C Preferred Stock into Class B Common Stock, or
(ii) the parties shall have determined, based on advice of their respective counsel, that no such filing is necessary. The parties shall cooperate with each other in making the filings contemplated by this Section 6.9. Anything in the Series C Statement to the contrary notwithstanding, no conversion of the Series C Preferred Stock shall occur that would fail to meet applicable HSR Act requirements.

     6.10 Reservation of Series C Preferred Stock. Eight million shares of Series C Preferred Stock will be issued on the Exchange Date. The remaining eight million authorized but unissued shares of Series C Preferred Stock are reserved solely for issuance by Dynegy in fulfillment of its obligation to effect an exchange of certain shares of Series C Preferred Stock for other shares of Series C Preferred Stock pursuant to the Series C Preferred Stock Registration Rights Agreement.

                                  ARTICLE VII

                           LIMITATION ON CERTAIN SALES
                           OF SERIES C PREFERRED STOCK

     7.1 Limitation on Certain Sales of Series C Preferred Stock. Until the date (the "Restriction Expiration Date") which is the earlier to occur of (i) the eighteenth month anniversary of the Exchange Date and (ii) the 120th day following the consummation by Dynegy or DHI of one or more public or private sales of Qualified Capital Stock resulting in an aggregate amount of gross proceeds of at least $250 million, CUSA agrees that, absent prior written consent from Dynegy, CUSA will not (w) sell or otherwise transfer any shares of the Series C Preferred Stock (or any Conversion Shares), (x) sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of any Series C Preferred Stock (or any Conversion Shares), (y) sell or otherwise transfer any security convertible into, or exchangeable or exercisable for, any Series C Preferred Stock (or any Conversion Shares), or (z) enter into any short sales transactions with respect to the Series C Preferred Stock (or any Conversion Shares), in any case to any Person other than to an Affiliate of CUSA that has agreed in writing to be bound by this Article VII.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 Survival of Representations and Warranties. Each representation, warranty and covenant of the parties contained in this Agreement (and each certification in each certificate delivered hereunder) shall survive the Series B Exchange, except that the Limited Provisions (as hereinafter defined) shall survive only until the date which is the first anniversary of the Restriction Expiration Date (but such representations and warranties shall nonetheless continue to survive such anniversary date with respect to claims made or asserted prior to such anniversary date). "Limited Provisions" means Section 4.10, Section 6.7, Section 6.8, and the certificate of Dynegy described in
Section 3.2(l).

     8.2 Waiver of Compliance; Amendments; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. This Agreement may be amended, restated, modified, or supplemented only by written agreement of Dynegy and CUSA. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2, with appropriate notice in accordance with Section 8.6.

     8.3 Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto, and their respective successors and assigns any right, remedy, or claim under or by reason of this Agreement or any provision herein contained. CUSA has the right to assign (and each successive assignee may further assign) its rights under this Agreement to any Person, which such Person by acceptance of such assignment shall be deemed to assume all liabilities, indebtedness and obligations included in the rights assigned provided that (i) such Person is an Affiliate of CUSA and (ii) the assignment is undertaken in connection with a transfer to such Affiliate of an interest in the Exchange Securities that is otherwise permitted by the Transaction Documents. Dynegy may not assign its rights or obligations under this Agreement.

     8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Illinois (without regard to its conflicts of law doctrines).

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

     8.6 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

     If to Dynegy:

          Dynegy Inc.
          1000 Louisiana Street, Suite 6700
          Houston, TX 77002
          Attention of General Counsel
          Tel: (713) 507-6400
          Fax: (713) 507-6808

     with a copy to (such copy not to constitute notice):

          O'Melveny & Myers LLP
          30 Rockefeller Plaza
          New York, New York 10112
          Attention of John J. Suydam, Esq.
          Tel: (212) 408-2471
          Fax: (212) 408-2420

     If to CUSA:

          Chevron U.S.A., Inc.
          c/o ChevronTexaco Corporation
          6001 Bollinger Canyon Road
          San Ramon, CA 94583
          Attention of General Counsel
          Tel: (925) 842-3232
          Fax: (925) 842-7084

     with a copy to (such copy not to constitute notice):

          Pillsbury Winthrop LLP
          50 Fremont Street
          San Francisco, CA 94120-7880
          Attention of Terry Michael Kee, Esq.
          Tel: (415) 983-1000
          Fax: (415) 983-1200

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or
(iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     8.7 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8 Entire Agreement. This Agreement and the documents expressly referenced herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     8.9 No Severability. Dynegy acknowledges that an integral and fundamental consideration for the agreement by CUSA to participate in the Series B Exchange is the validity and enforceability of the Exchange Securities to be received by CUSA and the receipt by it of the Cash Payment not being recoverable from CUSA by anyone claiming by, through or under Dynegy, DHI or any creditor or security holder of either (or any trustee acting for the benefit of any of the foregoing or Person exercising similar voiding powers under Federal bankruptcy/reorganization law or state law). In the event that any material portion of the Exchange Consideration is determined to be void, voidable, invalid, unenforceable and/or subject to being returned or otherwise disgorged as having arisen from a void, voidable or similar transfer or conveyance, then the Series B Exchange shall be deemed to have not occurred and the parties shall be restored to their original respective positions (as nearly as may be) as those positions existed immediately prior to the Series B Exchange; provided, however, that the obligations of the parties under this Section 8.9 shall be equitably adjusted in the event, and to the extent, that (i) CUSA and its Affiliates no longer own Exchange Securities (it being the intent that this Section 8.9 shall not be applicable in respect of Exchange Securities no longer owned by CUSA and its Affiliates); and (ii) Dynegy's ability to comply with this Section 8.9 is constrained by Illinois or other applicable law or by the provisions of any agreement, indenture or other instrument to which Dynegy or any of its Affiliates are party. The parties shall use their respective reasonable best efforts to effectuate the intent and purpose of this Section 8.9.

     8.10 Further Assurances. Each party to this Agreement agrees to execute such documents or instruments, and to take such action, as the other party may reasonably request after the date hereof in order to effectuate and perfect the agreements contemplated hereby.

     8.11 Transfer of Claims. (a) The parties hereby acknowledge and agree that, upon consummation of the Series B Exchange, CUSA is transferring all right, title and interest in the Series B Preferred Stock to Dynegy hereunder and such transfer includes, without limitation, any and all claims, obligations, causes of action, defenses, counterclaims, losses, damages or liabilities which CUSA and its Affiliates ever have had, now have, or hereafter can, shall or may have against Dynegy, its Affiliates and subsidiaries and all of its or their past, present or future trustees, directors, officers, employees, agents, fiduciaries, successors and assigns, whether now known or unknown, related to or arising from the purchase and ownership of the Series B Preferred Stock, whether pursuant to the Series B Preferred Stock Subscription Agreement or otherwise (the "Transferred Claims").

     (b) With respect to any and all Transferred Claims, the parties hereto stipulate and agree that upon the consummation of the Series B Exchange, CUSA shall expressly, for itself and on behalf of each of its Affiliates, waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the Civil Code of California, which provides:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     (c) CUSA, for itself and on behalf of each of its Affiliates, acknowledges that the inclusion of unknown Transferred Claims was separately bargained for and was an element of the agreement among the parties set forth in this Section
8.11. CUSA and its Affiliates may hereafter discover facts in addition to or different from those which they now know, suspect or believe to be true with respect to the subject matter of the Transferred Claims, but CUSA intends, for itself and on behalf of each of its Affiliates, the transfer of the Transferred Claims to be effective without regard to the subsequent discovery or existence of such different or additional facts and that it extends to any and all unknown Transferred Claims. The transfer of the Transferred Claims is intended to be a full and binding release of all Transferred Claims, including any and all unknown Transferred Claims, and shall be construed broadly to effect that purpose.

     (d) In order to effectuate the provisions of this Section 8.11, CUSA shall obtain from CVX, the initial holder of the Series B Preferred Stock and the party to the Series B Preferred

Stock Subscription Agreement, an assignment of all of CVX's rights, titles and interest in and to the Transferred Claims.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                        DYNEGY, INC.


                                        By: /s/ Bruce Williamson
                                            ------------------------------------
                                            Name: Bruce Williamson
                                            Title: Chief Executive Officer


                                        CHEVRON U.S.A., INC.


                                        By: /s/ John W. McDonald
                                            ------------------------------------
                                            Name: John W. McDonald
                                            Title: Vice President

                                                SCHEDULE I to Series B Preferred
                                                        Stock Exchange Agreement

1. Other Applicable Laws and Regulations Relating to the Dynegy Shareholder Approval.

     A. Shareholder approval under Illinois law and New York Stock Exchange regulations.

2.   Certain Filings, Authorizations, Consents and Approvals.

     A.   The Third Amendment.

     B. Filing of Series C Statement with Secretary of State of State of Illinois and the recording of a copy thereof with the County Recorder for the county where the registered office of Dynegy in the State of Illinois is located.

     C. Filing of report with Secretary of State of State of Illinois regarding issuance of Series C Preferred Stock and related increase in Dynegy's paid-in capital.

     D. Filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                                           EXHIBIT A to Series B
                                              Preferred Stock Exchange Agreement

                               COMMERCIAL ADDENDUM

     1. This addendum is made with reference to the following agreements and instruments (capitalized terms used herein without definition having the respective meanings specified in the Series B Preferred Stock Exchange Agreement to which this addendum (this "Commercial Addendum" is attached as Exhibit A):

          (i) (A) the Net Payment Agreement dated as of July 1, 2002 (as heretofore amended, the "DLMT Net Payment Agreement") between Dynegy Liquids Marketing and Trade ("DLMT"), CUSA, Texaco Natural Gas Inc. and Four Star Oil and Gas Company, (B) the Contracts and Covered Contracts referenced in the DLMT Net Payment Agreement and (C) the Second Prepayment and Cash Deposit Agreement dated as of May 30, 2003 between DLMT, CUSA, Texaco Natural Gas Inc. and Four Star Oil and Gas Company (the documents referenced in the foregoing clauses (A), (B) and (C) being collectively called the "DLMT Commercial Arrangements"); and

          (ii) (A) the Net Payment Agreement dated as of July 1, 2002 (as heretofore amended, the "DMS Net Payment Agreement") between Dynegy Midstream Services, Limited Partnership ("DMS"), CUSA, Texaco Natural Gas Inc. and Four Star Oil and Gas Company, (B) the Contracts and Covered Contracts referenced in the DMS Net Payment Agreement, (C) the letter agreement dated May 30, 2003 between DMS and ChevronTexaco Natural Gas, a division of CUSA concerning Bank One irrevocable letter of credit no. SLT 341454 (issued April 29, 2003; expiring June 30, 2003) and an agreed prepayment of $25.8 million, and (D) the Second Prepayment and Cash Deposit Agreement dated as of May 30, 2003 between DMS, CUSA, Texaco Natural Gas Inc. and Four Star Oil and Gas Company (the documents referenced in the foregoing clauses (A), (B), (C) and (D) being collectively called the "DMS Commercial Arrangements").

     2. Upon consummation of the Series B Exchange (including, but without limitation, receipt by CUSA of the full amount of the Cash Payment), the prepayment requirements for DMS/DLMT net purchases of natural gas and natural gas liquids from CUSA and its Affiliates under the respective DMS and DLMT Commercial Arrangements shall be reduced from a single monthly prepayment to a series of prepayments each month made on a weekly basis, as further set forth below, while the Prepayment Agreements referenced in Section 1 (items referenced in (i)(C) and (ii)(D) of Section 1) shall otherwise remain in effect, as extended and modified herein, in accordance with their terms. The parties shall conform the payment terms under the DMS Commercial Arrangements and the DLMT Commercial Arrangements and current or future commercial agreements entered into between CUSA or any of its Affiliates and DMS, DLMT or any of their Affiliates covering the sale and purchase of natural gas or natural gas liquids with the following subsections (i) through (xii), effective as of the consummation of the Series B Exchange (the "Effective Date"):

          (i) The parties shall extend the term of the Prepayment Agreements to remain in force and effect until such time as Dynegy's credit ratings improve to an extent reasonably acceptable to CUSA such that DMS and DLMT are no longer required to make prepayments to assure CUSA and the other affected parties under the DMS and DLMT Commercial Arrangements.

          (ii) In lieu of the current advance monthly prepayments, the Dynegy entities will be required to make weekly advance prepayments during each month, as more particularly described hereinafter, to cover the estimated net exposure of CUSA and the other affected parties during the next seven days following such payment.

          (iii) On the Effective Date, the parties will make estimated settlement of the existing payables and receivables and the existing prepayments. After taking into consideration the estimation of all existing payables and receivables as of the day immediately preceding the Effective Date, and following the procedures outlined in Section 6.5 of the Series B Preferred Stock Exchange Agreement, on the Effective Date CUSA shall return to DMS and DLMT the net amount, if any, of the prepayments held by CUSA in excess of the amounts that would have been held by CUSA as of the Effective Date if the procedure outlined in subsection (iv) of this Section 2 had been followed with respect to the month in which the Effective Date occurs. It is the intent of the parties that, after making the aforementioned adjustments as of the Effective Date, CUSA will be holding prepayments for no more than seven days of estimated net exposure. Thereafter, on each Wednesday, DMS and DLMT will prepay seven days of estimated net exposure in accordance with the procedure described in subsection (iv) of this Section
     2. A final true-up of all payables and receivables up to and including the last day of the month prior to the month in which the Effective Date occurs, after taking into consideration the aforementioned estimated settlement, shall occur in accordance with the provisions of the applicable DMS and DLMT Commercial Arrangements, and each month thereafter a further monthly true-up shall occur in accordance with the provisions of the applicable DMS and DLMT Commercial Arrangements.

          (iv) The parties will agree prior to the last business day of each month, in accordance with their current procedures, on the estimated net exposure for the upcoming month (the "Monthly Net Exposure") for each of DMS and DLMT. Such Monthly Net Exposure shall be divided by the number of days during the month to establish a "Daily Net Exposure" amount. No later than 2:00 p.m. Central Time on each Wednesday during the term of the Prepayment Agreements, the Dynegy entities will each make a prepayment covering the next seven days of exposure (i.e. covering the period Thursday through the next Wednesday) which is calculated by multiplying the Daily Net Exposure by seven. In the event that any Wednesday on which such a prepayment is due falls on a bank holiday the payment shall be made on the last day the applicable bank is open for business prior to such holiday.

          (v) The parties hereto acknowledge that the final Wednesday payment made during a particular Month may cover the remaining days left in the current Month and the first few days of the following Month. With respect to the "first few days of the following Month", the Daily Net Exposure applicable for the prior Month shall be

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

     utilized in making the Wednesday payment covering the days in the prior Month and the first few days of the following Month, which shall be subject to being trued up at the time the first Wednesday payment is made in the following Month based on the "Daily Net Exposure" applicable during such following Month.

          (vi) The intent of both parties is that the weekly prepayment amounts will fully cover, but not exceed, the anticipated net weekly exposure of CUSA and the other affected parties. If CUSA determines at any time during a month that it and/or the other affected parties has or will have a net exposure to DMS, DLMT or any other Dynegy Affiliate, or if the applicable Dynegy entity determines at any time during a month that the amount it has prepaid or will prepay exceeds the net amount due to CUSA and the other affected parties under the applicable Commercial Agreements, with respect to product delivered or to be delivered during such month, in each case due to an error in the estimation of the Monthly Net Exposure or substantial changes in prices or volumes used in the estimate, any party may require that (A) the next prepayment due during such month be increased or decreased, as applicable, to eliminate the existing net exposure or recoup the excess prepayment, as applicable, and/or (B) the remaining prepayments during such month be increased or decreased, as applicable, to eliminate the projected net exposure or excess prepayment, as applicable. In addition, if the parties when calculating the next month's Monthly Net Exposure also determine that, as of the last day of the Beginning Month or any subsequent month, the sum of the prepayments made by the applicable Dynegy entity for such month are (C) not at least equal to the parties' updated best estimate of the Monthly Net Exposure for such month or (D) in excess of the parties' updated best estimate of the Monthly Net Exposure for such month, then the next weekly prepayment made by the applicable Dynegy entity shall (1) in the case addressed in clause (C) of this Section 2 (vi), include an upward adjustment equal to the full amount of the estimated shortfall or (2) in the case addressed in clause (D) of this
     Section 2 (vi), include a downward adjustment equal to the full amount of the estimated excess.

          (vii) Any disagreement between CUSA and any Dynegy entity regarding the determination of the Monthly Net Exposure, the calculation of the prepayments, or any other similar determination that must be made in order to implement the procedures outlined herein shall be referred to the President of ChevronTexaco Natural Gas and the President of DMS or DLMT, as applicable. At the time of such referral, DMS and DLMT shall prepay to CUSA the amount that CUSA, acting in good faith, reasonably believes should be prepaid under the applicable Commercial Arrangements as modified hereby. The Presidents, or one of their designated direct reports if the President is unavailable for any reason, shall meet at the earliest opportunity and use all reasonable efforts to promptly resolve the dispute. If any such dispute cannot be resolved through discussion and negotiation between such persons, then either party may refer the matter to arbitration in accordance with the terms of any Contract subject to the Commercial Arrangements described in Section 1 above. In the event it is determined by agreement or through arbitration that DMS and/or DLMT prepaid more than should have been required under the Commercial Arrangements as hereby modified, DMS and/or DLMT shall be entitled to receive (A) interest from CUSA at the prime rate plus two percent on the amount of the overpayment so determined or agreed, and (B) a refund of the excess

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

     prepaid amount (unless such amount has already been credited back to DMS and/or DLMT in the normal monthly settlement process).

          (viii) No interest shall be paid on prepayments received by CUSA and/or its Affiliates, except as specifically provided in Section 2 (vii).

          (ix) In the event that Dynegy's credit ratings shall change materially from their levels as of July 15, 2003, CUSA and the other affected parties shall make a further assessment of the prepayment requirements and/or other payment terms for DMS/DLMT net purchase of natural gas and natural gas liquids from CUSA and the other affected parties under the Commercial Arrangements and shall determine which (if any) reasonable changes thereto are warranted, it being understood and agreed that nothing herein shall be construed as a waiver of (A) Dynegy's right to object to any such changes, or (B) the right of CUSA or any other affected party to exercise any legal rights or remedies that may be available to such parties, including, without limitation, any right such parties may have under the Commercial Arrangements or applicable law to suspend deliveries natural gas or natural gas liquids.

          (x) In the event of any material default by any Dynegy Affiliate in connection with these revised credit and payment terms, and if such default is not fully remedied within three business days after Dynegy's receipt of written notice from CUSA, CUSA may by further written notice immediately revoke the changes effected pursuant to this Commercial Addendum, with the applicable pre-existing prepayment and other terms becoming again applicable.

          (xi) Subsisting netting and net payment arrangements (including but without limitation, the Net Payment Agreements specified in Section 1 above) shall remain in place; in the event that the other provisions of this Section 2 create imbalances on such arrangements, the parties will negotiate in good faith to align netting and net payment arrangements with the other provisions of this Section 2.

          (xii) If Dynegy, DMS or DLMT undergoes a Change of Control (as defined in Section 4 below), the changes effected by this Section 2 shall cease to have any force or effect with respect to the entity that underwent such Change of Control; any and all subsequent credit decisions concerning the entity that underwent such Change of Control shall be based on the succeeding entities' credit worthiness, the evaluation of which shall be in the sole discretion of CUSA.

     3. Notwithstanding anything contained in this Commercial Addendum to the contrary, it is understood and agreed that the credit and payment provisions set forth in Section 2 above shall also apply to all other current or future agreements pursuant to which Dynegy or any of its Affiliates purchases gas or natural gas liquids from CUSA or its Affiliates, whether or not such other agreements are covered by such Commercial Agreements; provided, however, that nothing in this Commercial Addendum shall obligate CUSA, or any of its Affiliates, or DMS or DLMT, or any of their Affiliates, to (a) continue, extend, or expand the scope of, any commercial agreements with Dynegy or any of its Affiliates, or (c) enter into any new commercial agreements with Dynegy or any of its Affiliates.

     4. "Change of Control" means (i) as to Dynegy, a Change of Control as defined in the Exchange Indenture and, (ii) as to DMS or DLMT, any failure by Dynegy to (A) own, directly or indirectly, in excess of 50% of the equity interests in such entity, and (B) control, in its discretion, decision-making and day-to-day operations of such entity.

     5. The parties will prepare and execute (not later than the Exchange Date) amendments to the DLMT Commercial Arrangements and the DMS Commercial Arrangements as appropriate to implement this Commercial Addendum. The parties agree that none of the amounts to be transferred to CUSA and its Affiliates pursuant to the Series B Preferred Stock Exchange Agreement are in consideration for such amendments and that Dynegy and its Affiliates, on the one hand, and CUSA and its Affiliates, on the other hand, will each file all income tax returns consistent with this sentence. CUSA represents that Four Star Oil and Gas Company has consented, in principle, to the proposed amendments described herein, subject to review and approval of the formal amendments.

     6. In the event Dynegy elects to propose changes to the existing prepayment arrangements between DLMT and Venice Energy Services Company LLC ("VESCO") to conform such existing arrangements to those described above, CUSA and its Affiliates will support such changes, provided that such changes also receive the consent of at least one other member of VESCO, excluding any Affiliates of Dynegy or CUSA. CUSA and DLMT each agree to use commercially reasonable efforts to effectuate the intent and purposes of this Section 6.

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